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                                                                      Exhibit 99

[PSYCHIATRIC SOLUTIONS, INC. LOGO]


CONTACT:
Brent Turner
Executive Vice President, Finance and
  Administration
(615) 312-5700


                          PSYCHIATRIC SOLUTIONS RAISES
                  EARNINGS GUIDANCE FOR 2006 TO $2.10 TO $2.15


Franklin, Tenn. (September 6, 2005) - Psychiatric Solutions, Inc. ("PSI") (NASDAQ: PSYS) today announced that is has raised its earnings guidance for 2006 to a range of $2.10 to $2.15 from the previous range of $1.97 to $2.05. PSI increased its guidance in response to continuing significant growth in its existing operations and in the facilities recently purchased from Ardent Health Services, as well as better than expected terms on its new senior credit facilities and senior subordinated notes. The Company's guidance includes the anticipated impact from its planned public offering of 3.5 million shares of common stock under its currently effective shelf registration statement. This guidance does not include any impact from additional future acquisitions or the expected adoption of FASB Statement No.123R in the first quarter of 2006.

         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional inpatient facilities on favorable terms; (2) the ability of PSI to improve the operations of acquired inpatient facilities, including the inpatient facilities acquired from Ardent Heath Services; (3) the ability to maintain favorable and

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PSYS Raises 2006 Earnings Guidance
Page 2
September 6, 2005



continuing relationships with physicians who use PSI's facilities; (4) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy and capital expenditure needs, including PSI's planned public offering of common stock; (5) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; and
(6) potential difficulties in integrating the operations of PSI with recently acquired operations, including the inpatient facilities acquired from Ardent Heath Services. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in PSI's Annual Report on Form 10-K for 2004 filed on March 15, 2005, under the caption "Risk Factors." PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.

         PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 55 owned or leased freestanding psychiatric inpatient facilities with more than 6,400 beds. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.

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